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As filed with the Securities and Exchange Commission on June 5, 2002

Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ONYX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3154463 (I.R.S. Employer Identification No.)

3031 Research Drive
Richmond, CA 94806
(510) 222-9700
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

HOLLINGS C. RENTON
CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
ONYX PHARMACEUTICALS, INC.
3031 Research Drive
RICHMOND, CA 94806
(510) 222-9700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
 ROBERT L. JONES, ESQ.
MICHAEL L. WEINER, ESQ.
COOLEY GODWARD LLP
FIVE PALO ALTO SQUARE
3000 EL CAMINO REAL
PALO ALTO, CA 94306-2155
(650) 843-5000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be registered	Amount to Be registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration fee

Common Stock, $0.001 par value	3,716,154	$6.93	$25,752,947	$2,370

(1)
Also includes additional shares of common stock that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 (c) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant's common stock on June 3, 2002, as reported on the Nasdaq National Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 5, 2002

PRELIMINARY PROSPECTUS

3,716,154 SHARES

ONYX PHARMACEUTICALS, INC.

COMMON STOCK

        The selling stockholders listed beginning on page 17 are offering up to 3,716,154 shares of Onyx Pharmaceuticals, Inc. common stock, which includes 743,229 shares of common stock issuable to the selling stockholders upon the exercise by them of warrants to purchase common stock. All of the shares being offered in this prospectus were issued or are issuable to the selling stockholders in connection with a private placement of our common stock and warrants to purchase our common stock. We are not selling any shares of our common stock under this prospectus and we will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

        Our common stock is traded on the Nasdaq National Market under the symbol "ONXX." On June 3, 2002, the last reported sales price for our common stock was $6.625 per share.

        The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares in the section titled "Plan of Distribution" on page 19.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 2 to read about risks that you should consider before buying shares of our common stock.

        You should read this prospectus and any prospectus supplement carefully before you invest.

THE DATE OF THIS PROSPECTUS IS JUNE     , 2002

You should rely only on the information contained in this prospectus and information incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information contained in this prospectus is complete and accurate only as of the date on the front cover, but the information may have changed since that date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements in the sections entitled "Summary," "Risk Factors" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's results, levels of activity, or achievements to differ significantly and materially from that expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus.

        In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "intend," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or continue," or the negative of such terms or other comparable terminology.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

SUMMARY

YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY AND OUR FINANCIAL STATEMENTS AND NOTES THERETO IN OUR ANNUAL REPORT ON FORM 10-K AND OUR QUARTERLY REPORTS ON FORM 10-Q INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

OVERVIEW

        Onyx Pharmaceuticals, Inc. is engaged in the discovery and development of novel cancer therapies and has proprietary technologies that target the molecular basis of cancer. We are developing two lead products, BAY 43-9006 in conjunction with Bayer Corporation and ONYX-015.

        Our business is subject to significant risks, including the risks inherent in our research and development efforts, the results of the BAY 43-9006 and ONYX-015 clinical trials, our dependence on collaborative parties, our dependence on third parties to manufacture our products, uncertainties associated with obtaining and enforcing patents, the lengthy and expensive regulatory approval process and competition from other products. We do not expect to generate revenues from the sale of proposed products in the foreseeable future. We expect that all of our revenues in the foreseeable future will be generated from collaboration agreements.

        We were incorporated in California on February 14, 1992 and were reincorporated in Delaware on May 9, 1996. Our principal executive offices are located at 3031 Research Drive, Richmond, California 94806. Our telephone number is (510) 222-9700. Our website is http://www.onyx-pharm.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our web site address is included in this document as an inactive textual reference only.

        Onyx Pharmaceuticals, Inc., the Onyx Pharmaceuticals, Inc. logo and all other Onyx names are trademarks of Onyx Pharmaceuticals, Inc. in the United States and in other selected countries. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. YOU SHOULD ALSO CONSIDER THE OTHER INFORMATION IN THIS PROSPECTUS. IN ADDITION, THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US BECAUSE WE ARE ALSO SUBJECT TO ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US. IF ANY OF THESE RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION, OPERATING RESULTS OR CASH FLOWS, COULD BE MATERIALLY ADVERSELY AFFECTED. THIS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

If we are not able to demonstrate the effectiveness of ONYX-015 in our clinical trials or if our clinical trials are delayed, we may be unable to commercialize ONYX-015.

        In June 2000, we initiated a 360-patient, multicenter Phase III clinical trial of ONYX-015 administered by direct injection into tumors, or intratumoral injection, in patients with head and neck cancer that has progressed following initial treatment with surgery and/or radiation, or recurrent disease. Enrollment to this trial has proceeded, and continues to proceed, very slowly. In the first quarter of 2002, we decided to modify our development plan for ONYX-015 in head and neck cancer prior to advancing ONYX-015 in the Food and Drug Administration, or FDA, registration process and, therefore, we are not accelerating the Phase III clinical trial until these development modifications are complete. In addition, we are planning to initiate a Phase II/III clinical trial in patients with head and neck cancer that is resistant to all therapies, or refractory disease. Historically, many companies have failed to demonstrate the effectiveness of pharmaceutical products in Phase III clinical trials notwithstanding favorable results in Phase II clinical trials. We may fail to demonstrate desired effectiveness levels in our Phase III clinical trial of ONYX-015. In addition, we may observe previously unforeseen side effects. We may fail to extend the findings of previous clinical trials in our Phase III clinical trial of ONYX-015, including similar tumor response rates, duration of tumor response or safety.

        The process of obtaining FDA and other required regulatory approvals, including foreign approvals, often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved. We have had only limited experience in filing and pursuing applications necessary to gain regulatory approvals. We are currently in discussions with the FDA on the design of our clinical trials to determine whether they meet the requirements of the FDA for registration. The FDA may not accept our Phase III clinical trial and our planned Phase II/III clinical trial in refractory head and neck cancer as registration trials. In addition, the FDA may not accept the results of our clinical trials or accept as sufficient for market approval other elements of the application that we may file for ONYX-015. The FDA may require changes in our current trials or may require additional clinical trials, which may be extensive, expensive and time-consuming. We cannot market ONYX-015 unless we receive regulatory approval.

        In addition, in our clinical trials we treat patients who have failed conventional treatments and who are in advanced stages of cancer. During the course of treatment, these patients may die or suffer adverse medical effects for reasons that may be unrelated to ONYX-015. These adverse effects may impact the interpretation of clinical trial results.

We may fail to demonstrate that ONYX-015 is effective for the treatment of other types of cancer even if ONYX-015 is proven effective for the treatment of head and neck cancer.

        We are initially developing ONYX-015 for treatment of head and neck cancer using intratumoral injection. Even if we are successful in developing ONYX-015 for this type of cancer, we may not demonstrate that ONYX-015 is effective in the treatment of a broader array of cancer types. We conducted a Phase I/II clinical trial for treatment of liver metastases of colorectal cancer with ONYX-015 administered through intrahepatic artery infusion. In addition, we are in the process of completing Phase I/II clinical trials of ONYX-015 for treatment of oral dysplasia. The Phase I/II clinical trial in liver metastases of colorectal cancer is based on a small number of patients, and we may not reproduce the results from these clinical trials in future clinical trials with additional patients. If we are not successful in establishing the effectiveness of ONYX-015 in a broad range of cancer types that are treated via direct injections to the tumors and other local and regional routes of administration or demonstrate effectiveness in metastatic cancers treated via intravenous administration, ONYX-015 may not have a broad commercial use.

We do not have manufacturing expertise or capabilities and are dependent on third parties to fulfill our manufacturing needs, which could result in the delay of clinical trials or regulatory approval.

        We lack the resources, experience and capabilities to manufacture our products on our own. We would require substantial funds to establish these capabilities. Consequently, we are dependent on third parties, including collaborative parties and contract manufacturers, to manufacture our products and product candidates. These parties may encounter difficulties in production scale-up, including problems involving production yields, quality control and quality assurance and shortage of qualified personnel.

These third parties may not perform as agreed or may not continue to manufacture our products for the time required by us to successfully market our products. These third parties may fail to deliver the required quantities of our products or product candidates on a timely basis and at commercially reasonable prices. Failure by these third parties could delay our clinical trials and our applications for regulatory approval. If these third parties do not adequately perform, we may be forced to incur additional expenses to pay for the manufacture of our products or to develop our own manufacturing capabilities.

We currently rely on a limited number of sources for the manufacture of ONYX-015, and if these sources are unable or unwilling to deliver the required quantities, we may not be able to find replacement manufacturers, which could result in a delay in clinical trials or in regulatory approval.

        We currently rely on two sources for the manufacture of ONYX-015, Molecular Medicine and XOMA (US) LLC. We are aware of only a limited number of manufacturers who we believe would have the ability and capacity to manufacture this product or any other therapeutic viruses we may develop. Currently, we have clinical supplies produced and released for clinical trials from Molecular Medicine. Molecular Medicine has experienced production problems resulting in failed batches. In addition, we have held up final release of some of the batches from Molecular Medicine until the manufacturer completed documentation that complies with our manufacturing standards. Our agreement with Molecular Medicine will expire in June 2002.

        In January 2001, we entered into a process development and manufacturing agreement for ONYX-015 with XOMA and in April 2002, we amended this agreement. We have made modifications to the process to increase the scale of the manufacturing process and to minimize batch failures. We do not expect XOMA to begin supplying us with ONYX-015 for use in clinical trials until after mid-2002. This could delay our clinical trials and our applications for regulatory approval with the FDA. If XOMA fails to supply us with sufficient materials, we may be forced to incur additional expenses to pay for the manufacture of materials using a replacement contract manufacturer, if we can find a replacement manufacturer, or to develop our own manufacturing capabilities, which may not occur within a reasonable amount of time or at commercially reasonable rates.

No one has manufactured replicating human viruses at a large commercial scale; if we are unable to develop an effective process to manufacture ONYX-015 on a large scale, our clinical trials and regulatory approval would be delayed.

        No one has produced replicating human viruses using a commercial-scale manufacturing process. To date, Molecular Medicine and we have experienced production problems using a small-scale process to supply our clinical trials. We are making changes to the process and operations using a larger-scale process at XOMA. However, we may need to make additional process changes and operational changes to make the manufacturing process more reliable and to make the process easier for us to develop into a larger, commercial-scale manufacturing process. If we are unable to improve the large-scale manufacturing process, we may not increase the number of clinical trials for ONYX-015 and the number of sites enrolling patients. If we are unable to expand the number of clinical trials, clinical sites enrolling patients and patients receiving ONYX-015, the results from our clinical trials will be delayed, and we will not receive regulatory approval without the results from these trials.

XOMA may not be able to produce commercial quantities of ONYX-015, which could delay regulatory approval.

        To obtain regulatory approval for ONYX-015, we will need to treat a large percentage of the patients in our clinical trials for registration using ONYX-015 produced from the manufacturing process and in the same manufacturing facility that we intend to use following FDA approval. In conjunction with XOMA, we will need to modify the manufacturing process to produce large quantities of ONYX-015 and to lower the cost by improving the efficiency of the process. To modify the manufacturing process and to meet our quality standards for ONYX-015, in conjunction with XOMA, we will need to spend a significant amount of time and capital and complete a substantial amount of experimentation. In conjunction with XOMA, we will need to expand and modify existing manufacturing facilities to produce commercial quantities of ONYX-015. XOMA does not have experience in large-scale viral manufacturing.

        In addition, XOMA may terminate our process development and manufacturing agreement with us for any reason by providing notice 48 months in advance. Further, if Warner-Lambert Company, a subsidiary of Pfizer, Inc., asserts its right as the sole manufacturer of ONYX-015 for commercial supply after having exercised the option to develop and commercialize ONYX-015 in intravenous indications, we will have to rely on Warner-Lambert for commercial supply of ONYX-015 rather than XOMA and the timing for the availability of the commercial supply will depend on when Warner-Lambert decides to invest in a commercial manufacturing facility.

        We will need to demonstrate to the FDA that the product from the process manufactured at XOMA is comparable to ONYX-015 produced from the process at Molecular Medicine. Filing of our applications for regulatory approval may be delayed if we:

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  encounter difficulties in modifying the manufacturing process;

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  fail to treat patients in our clinical trials required for registration with product from the new manufacturing process; or

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  fail to meet the FDA requirements for the CMC submission for the Biologics License Application, or BLA.

We are dependent upon collaborative relationships to develop, manufacture and commercialize our products and to obtain regulatory approval, which could delay the development and commercialization of our products.

        Our strategy for developing, manufacturing and commercializing our products and obtaining regulatory approval depends in large part upon maintaining and entering into collaboration agreements with pharmaceutical companies or other collaborators. We have entered into a number of collaboration agreements with different parties, including research, development and marketing agreements with Bayer and Warner-Lambert. If we fail to maintain these collaborative relationships or to establish new collaborative relationships, we would need to undertake these research, development, manufacturing and marketing activities at our own expense, which would significantly increase our capital requirements and limit the programs we are able to pursue. Further, we would incur significant delays with the development, manufacture or sale of our products.

        In August 2001, Onyx and Warner-Lambert amended the collaboration agreement for the development and commercialization of ONYX-015. We regained full rights to develop and commercialize ONYX-015 in head and neck cancer and other cancers that are treated via direct injections to the tumors and other local and regional routes of administration. We will fund all costs associated with these efforts and will retain all profit derived from worldwide sales of ONYX-015 in these indications, subject to the potential re-establishment of the original collaboration agreement. Warner-Lambert will retain development rights for ONYX-015 for cancers where the drug is administered intravenously.

        We are subject to a number of risks associated with our dependence upon collaborative relationships, including:

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  the amount and timing of expenditure of resources can vary because of collaborator decisions;

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  business combinations and changes in a collaborator's business strategy may adversely affect the party's willingness or ability to complete its obligations under the collaboration agreement with us;

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  the right of the collaborator to terminate its collaboration agreement with us on limited notice and for reasons outside our control;

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  loss of significant rights to our collaborative parties if we fail to meet our obligations under these agreements;

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  disagreements as to ownership of clinical trial results or regulatory approvals, and the refusal of the FDA to recognize us as holding the regulatory approvals necessary to commercialize our products;

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  withdrawal of support by a collaborator following the development or acquisition by the collaborator of competing products; and

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  disagreements with a collaborator regarding the collaboration agreement or ownership of proprietary rights.

        Due to these factors and other possible disagreements with collaborators, we could suffer delays in the research, development or commercialization of our products or we may become involved in litigation or arbitration, which would be time consuming and expensive.

Chiron may have preferential rights to establish collaborations with us, which may complicate our future collaborative arrangements.

        We were established in April 1992 by means of a transfer from Chiron to us of the drug discovery program conducted at Chiron by Dr. Frank McCormick, our scientific founder, and his research team. Under the agreement executed at that time, we granted Chiron preferential rights to receive product licenses in the fields of diagnostics and vaccines, and also established a mechanism for our making proposals to Chiron for future collaborations. Chiron has advised us that it believes this mechanism requires us to offer gene therapy programs to Chiron before licensing any of these programs to a third party. We and Chiron have different interpretations of this agreement as it relates to the scope of Chiron's rights. We executed our agreement with Warner-Lambert for the development of ONYX-015 and two other virus products pursuant to a waiver letter from Chiron. If Chiron does not grant us further waivers and asserts rights under the April 1992 agreement, or if disputes arise, we may encounter difficulties or delays in entering into future collaborations for other product candidates.

We do not fully understand the biological characteristics of our therapeutic viruses, and their interactions with other drugs and the human immune and other defense systems, which may cause us to fail to demonstrate the safety and effectiveness of our products in clinical trials.

        Therapeutic viruses are novel and we are still determining the biological characteristics of these viruses. For example, in our clinical trials to date, we have achieved the best results when ONYX-015 is used in combination with standard chemotherapy drugs, but we are uncertain as to the reasons for and the nature of the interaction of the virus with these drugs. In addition, we are still investigating the response of the human immune system to our therapeutic viruses, and the immune system may play a role in limiting the tumor-killing effect of our therapeutic viruses. We also do not know the extent the human body may clear our therapeutic viruses from circulation in the bloodstream and limit the tumor-killing activity of our therapeutic viruses. Further, we are uncertain as to whether the killing activity of ONYX-015 is specific to cells having the abnormal function involving the p53 gene. Moreover, we do not understand all of the many factors that contribute to the formation of each individual patient's cancer. These factors include not only the cancer type, but also the pressures within the tumor and the presence of normal cells and fibrous tissue within the tumor. These factors make each tumor unique.

Because of the variety of factors, some cancer patients respond to a particular type of cancer therapy while others do not, even among patients with the same cancer type. The novelty and scientific uncertainties regarding our therapeutic viruses and the uniqueness of human cancers from patient to patient increase the risk that we will not successfully develop our product candidates or prove their safety and effectiveness in clinical trials. Even if we succeed in developing our product candidates, our product candidates may not have a therapeutic effect in a broad patient population.

Even if our products are approved, the market may not accept our products.

        Even if our product development efforts are successful and even if the requisite regulatory approvals are obtained, our products may not gain market acceptance among physicians, patients, healthcare payers and the medical community. A number of additional factors may limit the market acceptance of products including the following:

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  rate of adoption by healthcare practitioners;

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  types of cancer for which the product is approved;

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  rate of our products' acceptance by the target population;

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  timing of market entry relative to competitive products;

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  availability of alternative therapies;

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  price of our product relative to alternative therapies;

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  availability of third-party reimbursement;

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  extent of marketing efforts by us and third-party distributors or agents retained by us; and

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  side effects or unfavorable publicity concerning our products or similar products.

        If any of our products do not achieve market acceptance, we may lose our investment in that product which may cause our stock price to decline.

We do not have marketing or sales experience or capabilities and are dependent on the efforts of others, which could limit our ability to commercialize our products.

        We intend to enter into agreements with third parties to market and sell most of our products if we receive regulatory approval for a product. We may not be able to enter into marketing and sales agreements with others on acceptable terms, if at all. To the extent that we enter into marketing and sales agreements with other companies, our revenues, if any, will depend on the efforts of others. We also have the right under our collaboration agreements to co-promote our products in conjunction with our collaborators. If we are unable to enter into third-party agreements or if we are exercising our rights to co-promote a product, then we will be required to develop marketing and sales capabilities. We may not successfully establish marketing and sales capabilities or have sufficient resources to do so. If we do not develop marketing and sales capabilities, we may not meet our co-promotion obligations under our collaboration agreements, which could result in our losing these co-promotion rights. If we do develop such capabilities, we will compete with other companies that have experienced and well-funded marketing and sales operations and we will incur additional expenses.

Adverse events in the field of viral gene therapy may negatively affect regulatory approval or public perception of our products, which could delay our clinical trials.

        We depend in part on public acceptance of the use of viruses as therapeutics or as delivery vehicles for gene therapy for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that these therapies are unsafe, and these therapies may not gain acceptance by the public or the media. As a result of negative public reaction to these therapies, the FDA and the Recombinant DNA Advisory Committee, which acts as an advisory body to the National Institutes of Health, may impose greater regulation, stricter clinical trial oversight and stricter commercial product labeling requirements. Any adverse events in the field of gene therapy that may occur in the future may result in greater governmental regulation of our product candidates and potential regulatory delays relating to the testing or approval of our product candidates.

We have a history of losses, and we expect to continue to incur losses.

        As of March 31, 2002, we had an accumulated deficit of approximately $123 million. We have incurred these losses principally from costs incurred in our research and development programs and from our general and administrative costs. We derived no significant revenues from product sales or royalties. We expect to incur significant and increasing operating losses over the next several years as we expand our research and development efforts, preclinical testing and clinical trial and manufacturing activities, including the 2001 manufacturing contract with XOMA, as amended. We expect our operating losses to increase even more dramatically with the amendment of the collaboration agreement with Warner-Lambert for the development of ONYX-015. We expect that the amount of operating losses will fluctuate significantly from quarter to quarter as a result of increases or decreases in our research and development efforts, the establishment or termination of collaborations, the timing and amount of collaboration payments under the terms of our collaboration agreements, or the initiation, success or failure of clinical trials.

        We do not expect to generate revenues from the sale of products for the foreseeable future. We expect that substantially all of our revenues for the foreseeable future will result from payments under our collaboration agreements. Our ability to achieve profitability depends upon our success in completing development of our potential products, obtaining required regulatory approvals and manufacturing and marketing our products.

We will need substantial additional funds, and our future access to capital is uncertain.

        We will require substantial additional funds to conduct the costly and time-consuming research, preclinical testing and clinical trials necessary to develop our technology and proposed products, and to establish or maintain relationships with collaborative parties. Our future capital requirements will depend upon a number of factors, including:

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  continued scientific progress in the research and development of our technology programs;

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  the size and complexity of these programs;

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  our ability to establish and maintain collaboration agreements;

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  our ability to manufacture sufficient drug supply to complete clinical trials;

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  progress with preclinical testing and clinical trials;

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  the time and costs involved in obtaining regulatory approvals;

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  the cost involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;

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  competing technological and market developments; and

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  product commercialization activities.

        We may not be able to raise additional financing on favorable terms, or at all. If we are unable to obtain additional funds, we may delay or terminate clinical trials, curtail operations or obtain funds through collaborative and licensing arrangements that may require us to relinquish commercial rights or potential markets or grant licenses that are unfavorable to us.

If we lose our key employees and consultants or are unable to attract or retain qualified personnel, our business could suffer.

        The loss of the services of one or more of our key employees could have an adverse impact on our business. We do not maintain key person life insurance on any of our officers, employees or consultants, other than for our chief executive officer. We depend on our continued ability to attract, retain and motivate highly qualified management and scientific personnel. We face competition for qualified individuals from numerous pharmaceutical and biotechnology companies, universities, and other research institutions. Because of the scientific nature of our business, we are highly dependent on principal members of our scientific and management staff. To pursue our product development plans, we will need to hire additional management personnel and additional qualified scientific personnel to perform research and development, as well as personnel with expertise in clinical testing, government regulation and manufacturing. We may not be successful in hiring or retaining qualified personnel.

We face intense competition and rapid technological change, and many of our competitors have substantially greater managerial resources than we have.

        We are engaged in a rapidly changing and highly competitive field. We are seeking to develop and market products that will compete with other products and therapies that currently exist or are being developed. Many other companies are actively seeking to develop products that have disease targets similar to those we are pursuing. Some of these competitive products are in clinical trials. If approved, the products of these and other competitors now in clinical trials will compete directly with BAY 43-9006 and ONYX-015. Other companies are developing drugs targeting cancer cells that may compete with our other product candidates.

        Many of our competitors, either alone or together with collaborators, have substantially greater financial resources and larger research and development staffs than we do. In addition, many of these competitors, either alone or together with their collaborators, have significantly greater experience than we do in:

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  developing products;

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  undertaking preclinical testing and human clinical trials;

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  obtaining FDA and other regulatory approvals of products; and

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  manufacturing and marketing products.

        Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or commercializing products before we do. If we commence commercial product sales, we will compete against companies with greater marketing and manufacturing capabilities, areas in which we have limited or no experience.

        We also face, and will continue to face, competition from academic institutions, government agencies and research institutions. Further, we face numerous competitors working on products to treat each of the diseases for which we are seeking to develop therapeutic products. In addition, our product candidates compete with existing therapies that have long histories of safe and effective use. We may also face competition from other drug development technologies and methods of preventing or reducing the incidence of disease and other classes of therapeutic agents.

        Developments by competitors may render our product candidates or technologies obsolete or noncompetitive. We face and will continue to face intense competition from other companies for collaborations with pharmaceutical and biotechnology companies for establishing relationships with academic and research institutions, and for licenses to proprietary technology. These competitors, either alone or with collaborative parties, may succeed with technologies or products that are more effective than ours.

        We anticipate that we will face increased competition in the future as new companies enter our markets and as scientific developments surrounding other cancer therapies continue to accelerate. If our products receive regulatory approval but cannot compete effectively in the marketplace, our business would suffer.

RISKS RELATED TO THE INDUSTRY

We are subject to extensive government regulation, which can be costly, time consuming and subject us to unanticipated delays; even if we obtain regulatory approval for some of our products, those products may still face regulatory difficulties.

        Our product candidates under development are subject to extensive and rigorous domestic and foreign regulation. We have not received regulatory approval in the United States or any foreign market for any of our product candidates.

        We expect to rely on collaborative parties to file investigational new drug applications and generally direct the regulatory approval process for many of our product candidates. These collaborative parties may not obtain necessary approvals from the FDA or other regulatory authorities for any product candidates. If we fail to obtain required governmental approvals, we or our collaborative parties will experience delays in or be precluded from marketing products developed through our research. In addition, the commercial use of our products will be limited. If we have disagreements as to ownership of clinical trial results or regulatory approvals, and the FDA refuses to recognize us as holding, or having access to, the regulatory approvals necessary to commercialize our products, we may experience delays in or be precluded from marketing products developed through our research.

        The regulatory review and approval process takes many years, requires the expenditure of substantial resources, involves post-marketing surveillance, and may involve ongoing requirements for post-marketing studies. Additional or more rigorous governmental regulations may be promulgated that could delay regulatory approval of our or a collaborator's product candidates. Delays in obtaining regulatory approvals may:

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  adversely affect the successful commercialization of any products that we or our collaborators develop;

  •
  impose costly procedures on us or our collaborators;

  •
  diminish any competitive advantages that we or our collaborators may attain; and

  •
  adversely affect our receipt of revenues or royalties.

        In addition, problems or failures with the products of others, including our competitors, could have an adverse effect on our ability to obtain or maintain regulatory approval for any of our product candidates or products.

Our clinical trials could take longer to complete than we project or may not be completed at all.

        Although for planning purposes we project the commencement, continuation and completion of clinical trials, the actual timing of these events may be subject to significant delays relating to various causes, including scheduling conflicts with participating clinicians and clinical institutions, difficulties in identifying and enrolling patients who meet trial eligibility criteria, and shortages of available drug supply. We may not commence clinical trials involving any of our products or complete them as projected.

        We have limited experience in conducting clinical trials. We rely on academic institutions or clinical research organizations to conduct, supervise or monitor some or all aspects of clinical trials involving our products. We will have less control over the timing and other aspects of these clinical trials than if we conducted them entirely on our own.

        In addition, we may suffer a delay in the completion of any one of our clinical trials because of requests from the FDA to revise the size or scope of the clinical trial. In particular, the FDA may require us to expand the number of patients in our Phase III clinical trial. Failure to commence or complete, or delays in, any of our planned clinical trials would adversely affect our stock price and prevent us from commercializing our products.

        Based on our discussions with the FDA and the status of the development of the large-scale manufacturing process, we decided in the first quarter of 2002 to modify our ONYX-015 development plan. We believe we must meet the following milestones for the ONYX-015 program in head and neck cancer to advance towards FDA approval:

  •
  Successfully manufacture additional batches of ONYX-015 at XOMA;

  •
  Gain concurrence from the FDA of the CMC amendment for materials produced from XOMA; and

  •
  Obtain full alignment with the FDA requirements for the ONYX-015 registration path in head and neck cancer.

        As a result of our decision, we expect delay in the time to market for ONYX-015. The extent of the delay will be dependent on our ongoing discussions with the FDA to gain concurrence on the CMC amendment and the time it will take to ensure that all clinical trial design and protocols fully satisfy FDA requirements for registration.

If testing of a particular product does not yield successful results, then we will be unable to commercialize that product.

        If preclinical or clinical testing of one or more of our products does not yield successful results, the product will fail. To achieve the results we need, we must demonstrate our products' safety and effectiveness in humans through extensive preclinical and clinical testing. Numerous unforeseen events may arise during, or as a result of, the testing process, including the following:

  •
  safety and effectiveness results attained in early human clinical trials may not be indicative of results that are obtained in later clinical trials;

  •
  the results of preclinical studies may be inconclusive, or they may not be indicative of results that will be obtained in human clinical trials;

  •
  after reviewing test results, we or our collaborators may abandon projects that we previously believed to be promising;

  •
  we, our collaborators or regulators may suspend or terminate clinical trials if the participating subjects or patients are being exposed to unacceptable health risks; and

  •
  potential products may not have the desired effect or may have undesirable side effects or other characteristics that preclude regulatory approval or limit their commercial use if approved.

        Clinical testing is very expensive and can take many years. The failure to adequately demonstrate the safety and effectiveness of a product would delay or prevent regulatory approval of the product.

We may not be able to protect our intellectual property or operate our business without infringing upon the intellectual property rights of others.

        We can protect our technology from unauthorized use by others only to the extent that our technology is covered by valid and enforceable patents or effectively maintained as trade secrets. As a result, we depend in part on our ability to:

  •
  obtain patents;

  •
  license technology rights from others;

  •
  protect trade secrets;

  •
  operate without infringing upon the proprietary rights of others; and

  •
  prevent others from infringing on our proprietary rights.

        Our existing patent rights may not have a deterrent effect on competitors who are conducting or desire to commence competitive research programs with respect to the biological targets or fields of inquiry that we are pursuing. Our ultimate patent position will depend on our ability to obtain effective patent coverage for the compositions of matter identified in these research programs. Because these programs are at an early stage, we cannot determine whether potential products that we may derive from our drug discovery program may be subject to the patent rights of third parties.

        The patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions. Our patents, or patents that we license from others, may not provide us with proprietary protection or competitive advantages against competitors with similar technologies. Competitors may challenge or circumvent our patents or patent applications. Courts may find our patents invalid. Due to the extensive time required for development, testing and regulatory review of our potential products, our patents may expire or remain in existence for only a short period following commercialization, which would reduce or eliminate any advantage the patents may give us.

        We may not have been the first to make the inventions covered by each of our issued or pending patent applications, or we may not have been the first to file patent applications for such inventions. Competitors may have independently developed technologies similar to ours. We may need to license the right to use third-party patents and intellectual property to develop and market our products. We may not acquire such required licenses on acceptable terms, if at all. If we do not obtain such licenses, we may need to design around other parties' patents, or we may not be able to proceed with the development, manufacture or sale of our products. We may face litigation to defend against claims of infringement, assert claims of infringement, enforce our patents, protect our trade secrets or know-how, or determine the scope and validity of others' proprietary rights.

        In addition, we may require interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions relating to our patent applications. These activities, and especially patent litigation, are costly.

        Specifically, we are aware of patent applications filed in the United States and abroad that, if they were to issue, would cover ONYX-015 and other viruses that selectively replicate. We are aware of patents that might cover our RB-selective viruses and may cover our method for producing and purifying viruses. We are also aware of patent applications that claim enzymes for converting drugs to their active forms for treating disease, including cancers, and claim methods of delivering the enzymes using a virus. We may be unable to commercialize our products affected by these patents, if any of these patents are issued and we are unable to:

  •
  successfully challenge any claims asserting that our product candidates or products infringe the patent;

  •
  design around the patent; or

  •
  negotiate a reasonable license under the patent.

We face product liability risks and may not be able to obtain adequate insurance.

        The use of any of our product candidates in clinical trials, and the sale of any approved products, exposes us to liability claims resulting from the use or sale of our products. We have obtained limited product liability insurance coverage for our clinical trials. We intend to expand our insurance coverage to include the sale of commercial products if marketing approval is obtained for product candidates in development. However, insurance coverage is becoming increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost. We may not be able to obtain insurance coverage that will be adequate to satisfy any liability that may arise. Regardless of merit or eventual outcome, product liability claims may result in:

  •
  decreased demand for a product;

  •
  injury to our reputation;

  •
  withdrawal of clinical trial volunteers; and

  •
  loss of revenues.

        Thus, whether or not we are insured, a product liability claim or product recall may result in losses that could be material.

We deal with hazardous materials and must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

        Our research and process development activities involve the controlled use of hazardous materials. We cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or environmental discharge, we may be held liable for any resulting damages, which may exceed our financial resources and may seriously harm our business. In addition, if we develop a manufacturing capacity, we may incur substantial costs to comply with environmental regulations and would be subject to the risk of accidental contamination or injury from the use of hazardous materials in our manufacturing process.

RISKS RELATED TO THIS OFFERING

Our stock price is highly volatile.

        The market price of our common stock has been highly volatile and is likely to continue to be volatile. Factors affecting our stock price include:

  •
  results of clinical trials from BAY 43-9006 and ONYX-015;

  •
  ability to accrue patients into clinical trials;

  •
  ability to manufacture sufficient supply of ONYX-015;

  •
  success or failure in obtaining regulatory approval by us or our competitors;

  •
  public concern as to the safety and efficacy of our products;

  •
  developments concerning the business of collaborative parties or their transactions with third parties;

  •
  developments in our relationship with collaborative parties;

  •
  developments in patent or other proprietary rights;

  •
  additions or departures of key personnel;

  •
  announcements by us or our competitors of technological innovations or new commercial therapeutic products;

  •
  published reports by securities analysts;

  •
  fluctuations in stock market price and volume, which are particularly common among securities of biotechnology companies;

  •
  fluctuations in our operating results;

  •
  statements of governmental officials; and

  •
  changes in healthcare reimbursement policies.

Existing stockholders have significant influence over us.

        Our executive officers, directors and 5% stockholders own, in the aggregate, approximately 25% of our outstanding common stock. As a result, these stockholders will be able to exercise substantial influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could have the effect of delaying or preventing a change in control of our company and will make some transactions difficult or impossible to accomplish without the support of these stockholders.

        Bayer, a collaborative party, has the right to have its nominee elected to our board of directors as long as we continue to collaborate on the development of a compound. Because of these rights and ownership and voting arrangements, our officers, directors and principal stockholders may be able to effectively control the election of all members of the board of directors and to determine all corporate actions.

Substantial sales of common stock by our existing stockholders could cause our stock price to fall.

        The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market or the perception that these sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

We are at risk of securities class action litigation due to our expected stock price volatility.

        In the past, stockholders have often brought securities class action litigation against a company following a decline in the market price of its securities. This risk is especially acute for us, because biotechnology companies have experienced greater than average stock price volatility in recent years and, as a result, have been subject to, on average, a greater number of securities class action claims than companies in other industries. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs, could divert management's attention and resources, and could seriously harm our business, financial condition and results of operations.

Provisions in Delaware law and our charter may prevent or delay a change of control.

        We are subject to the Delaware anti-takeover laws regulating corporate takeovers. These anti-takeover laws prevent Delaware corporations from engaging in a merger or sale of more than 10% of its assets with any stockholder, including all affiliates and associates of the stockholder, who owns 15% or more of the corporation's outstanding voting stock, for three years following the date that the stockholder acquired 15% or more of the corporation's stock unless:

  •
  the board of directors approved the transaction where the stockholder acquired 15% or more of the corporation's stock;

  •
  after the transaction in which the stockholder acquired 15% or more of the corporation's stock, the stockholder owned at least 85% of the corporation's outstanding voting stock, excluding shares owned by directors, officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

  •
  on or after this date, the merger or sale is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock that is not owned by the stockholder.

        As such, these laws could prohibit or delay mergers or a change of control of us and may discourage attempts by other companies to acquire us.

        Our certificate of incorporation and bylaws include a number of provisions that may deter or impede hostile takeovers or changes of control or management. These provisions include:

  •
  our board is classified into three classes of directors as nearly equal in size as possible with staggered three-year terms;

  •
  the authority of our board to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of these shares, without stockholder approval;

  •
  all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent;

  •
  special meetings of the stockholders may be called only by the chairman of the board, the chief executive officer or the board; and

  •
  no cumulative voting.

        These provisions may have the effect of delaying or preventing a change of control, even at stock prices higher than the then current stock price.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of common stock by the selling stockholders in this offering.

SELLING STOCKHOLDERS

        The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by each of them as of May 8, 2002 and the number of shares which may be offered pursuant to this Prospectus. This information is based upon information provided by the selling stockholders. The selling stockholders may offer all, some or none of their common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

        Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by them. Percentage of ownership is based on 21,564,346 shares of common stock outstanding on May 8, 2002.

	Shares Beneficially Owned Prior to Offering					Shares Beneficially Owned After Offering (1)
Name				Number of Shares Being Offered
	Number		Percent			Number	Percent
Entities Affiliated with Domain Associates, L.L.C. (2) One Palmer Square, Suite 515 Princeton, NJ 08542	1,592,592	(3)	7.3%	925,925	(4)	666,667	3.1%
Perceptive Life Sciences Master Fund, Ltd. c/o First New York Securities 850 3rd Avenue, 8th Floor New York, NY 10022	1,513,225	(5)	7.0%	925,925	(6)	587,300	2.7%
Entities Affiliated with OrbiMed Advisors LLC (7) 767 Third Avenue, 30th Floor New York, NY 10017	1,296,250	(8)	5.9%	1,296,250		—	*
Quogue Capital, LLC 215 West 95th Street, Suite PHD New York, NY 10025	185,185	(9)	*	185,185		—	*
Federated Kaufmann Fund 140 East 45th Street, 43rd Floor New York, NY 10017	185,185	(10)	*	185,185		—	*
Entities Affiliated with DKR Management Company Inc. (11) 1281 East Main St. Stanford, CT 06902	185,184	(12)	*	185,184		—	*
Edward Hurwitz c/o of Onyx Pharmaceuticals, Inc. 3031 Research Drive Richmond, CA 94806	42,500		*	12,500	(13)	30,000	*

Total				3,716,154

*
Represent less than 1%.

(1)
Assumes the sale of all shares offered hereby.

(2)
Nicole Vitullo, one of our directors, is Managing Director of Domain Associates, L.L.C., which is the manager of Domain Partners V, L.P., Domain Partners IV, L.P., DP V Associates, L.P. and DP IV Associates, L.P. Ms. Vitullo disclaims beneficial ownership of shares held by Domain Partners V, L.P., Domain Partners IV, L.P., DP V Associates, L.P. and DP IV Associates, L.P. except to the extent of her pecuniary interest therein. One Palmer Square Associates IV, LLC is the general partner of Domain Partners IV, L.P. and DP IV Associates, L.P. One Palmer Square Associates V, LLC is the general partner of Domain Partners V, L.P. and DP V Associates, L.P. There are five managing members of One Palmer Square Associates IV, LLC and six managing members of One Palmer Square Associates V, LLC. The managing members of the respective general partners have joint voting and investment power with respect to shares owned by Domain Partners V, L.P., Domain Partners IV, L.P., DP V Associates, L.P. and DP IV Associates, L.P.

(3)
Consists of (i) 651,065 shares of common stock held by Domain Partners IV, L.P., (ii) 15,602 shares of common stock held by DP IV Associates, L.P., (iii) 723,647 shares of common held by Domain Partners V, L.P., (iv) 180,911 shares of common stock issuable upon exercise of a warrant, which is immediately exercisable, held by Domain Partners V, L.P., (v) 17,094 shares of common stock held by DP V Associates, L.P. and (vi) 4,273 shares of common stock issuable upon exercise of a warrant, which is immediately exercisable, held by DP V Associates, L.P.

(4)
Consists of 723,647 shares of common stock and 180,911 shares of common stock issuable upon exercise of a warrant, which is immediately exercisable, held by Domain Partners V L.P. and 17,094 shares of common stock and 4,273 shares of common stock issuable upon exercise of a warrant, which is immediately exercisable, held by DP V Associates, L.P.

(5)
Consists of (i) 1,265,840 shares of common stock and 185,185 shares issuable upon exercise of a warrant, which is immediately exercisable, held by Perceptive Life Sciences Master Fund Ltd., the investment manager of which is Perceptive Advisors LLC, of which Joseph Edelman is the managing member and (ii) 62,200 shares of common stock held by Mr. Edelman through his trading account with First New York Securities, LLC. Mr. Edelman disclaims beneficial ownership of shares held by Perceptive Life Sciences Master Fund, Ltd. except to the extent of his beneficial ownership therein.

(6)
Consists of 740,740 shares of common stock and 185,185 shares of common stock issuable upon exercise of a warrant, which is immediately exercisable.

(7)
OrbiMed Advisors LLC has sole voting and investment power with respect to shares owned by PW Eucalyptus Fund L.L.C., Winchester Global Trust Company Limited as Trustee For Caduceus Capital Trust, Caduceus Capital Trust II L.P. and PW Eucalyptus Fund Ltd.

(8)
Consists of (i) 420,000 shares of common stock and 105,000 shares of common stock issuable upon exercise of a warrant, which is immediately exercisable, held by PW Eucalyptus Fund L.L.C., (ii) 385,000 shares of common stock and 96,250 shares of common stock issuable upon exercise of a warrant, which is immediately exercisable, held by Winchester Global Trust Company Limited as Trustee For Caduceus Capital Trust, (iii) 180,000 shares of common stock and 45,000 shares of common stock issuable upon exercise of a warrant, which is immediately exercisable, held by Caduceus Capital II L.P. and (iv) 52,000 shares of common stock and 13,000 shares of common stock issuable upon exercise of a warrant, which is immediately exercisable, held by PW Eucalyptus Fund Ltd.

(9)
Consists of 148,148 shares of common stock and 37,037 shares of common stock issuable upon exercise of a warrant, which is immediately exercisable.

(10)
Consists of 148,148 shares of common stock and 37,037 shares of common stock issuable upon exercise of a warrant, which is immediately exercisable.

(11)
Pursuant to an Investment Management Agreement, investment authority for AIG DKR SoundShore Holdings Ltd., AIG DKR SoundShore Strategic Holding Fund Ltd. and AIG DKR Soundshore Private Investors Holding Fund Ltd. (the "Funds") have been delegated to DKR Management Company Inc., a corporation organized in March 1994 under the laws of the State of Delaware, United States (the "Investment Manager"). The Investment Manager has entered into an advisory services agreement with Basso Securities Ltd. ("Basso" or the "Portfolio Manager"), pursuant to which Basso has agreed to provide portfolio management services to the Funds. As the Portfolio Manager, Basso is given authority and responsibility for directing the investment and reinvestment of the Fund's assets allocated to it, subject to the supervision of the Investment Manager. Howard I. Fischer is the President of Basso. DKR Management Company Inc. and Basso Securities Ltd. disclaim beneficial ownership.

(12)
Consists of (i) 74,074 shares of common stock and 18,518 shares of common stock issuable upon exercise of a warrant, which is immediately exercisable, held by AIG DKR SoundShore Private Investors Holding Fund Ltd., (ii) 37,037 shares of common stock and 9,259 shares of common stock issuable upon exercise of a warrant, which is immediately exercisable, held by AIG DKR SoundShore Holdings Ltd. and (iii) 37,037 shares of common stock and 9,259 shares of common stock issuable upon exercise of a warrant held, which is immediately exercisable, by AIG DKR SoundShore Strategic Holding Fund Ltd..

(13)
Consists of 10,000 shares of common stock and 2,500 shares of common stock issuable upon exercise of a warrant, which is immediately exercisable.

PLAN OF DISTRIBUTION

        The shares of common stock offered by the selling stockholders, or by their pledgees, transferees or other successors in interest, may be sold from time to time to purchasers directly by any of the selling stockholders acting as principal for its own account in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Alternatively, any of the selling stockholders may from time to time offer the common stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling stockholders and/or the purchasers of shares for whom they may act as agent. Sales may be made on the Nasdaq National Market or in private transactions. In addition to sales of common stock pursuant to the registration statement of which this prospectus is a part, the selling stockholders may sell such common stock in compliance with Rule 144 promulgated under the Securities Act of 1933, as amended, or the Act. The selling stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the common stock offered hereby may be deemed to be underwriters within the meaning of the Act, and any discounts, commissions or concessions received by them and any profit on the resale of the common stock purchased by them might be deemed to be underwriting discounts and commissions under the Act.

        In order to comply with the securities laws of certain states, if applicable, the common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        In connection with our private placement, we have agreed to register the investors' common stock under applicable federal and state securities laws. We will pay substantially all of the expenses incident to the offering and sale of the common stock to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. These expenses, excluding such commissions and discounts, are estimated to be $65,000. The agreement related to the private placement provides for cross-indemnification of the selling stockholders to the extent permitted by law, for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the common stock.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon by Cooley Godward LLP, Palo Alto, California.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance upon Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at "http://www.sec.gov". In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

        The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Further, all filings we make under the Securities Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

  1.
  Our Annual Report on Form 10-K for the year ended December 31, 2001;

  2.
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

  3.
  Our proxy for our stockholders meeting on May 30 filed on April 23, 2002;

        We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

Onyx Pharmaceuticals, Inc. Attention: Secretary 3031 Research Drive Richmond, CA 94806 (510) 222-9700

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 50 million shares of common stock, $0.001 par value, and 5 million shares of preferred stock, $0.001 par value. As of June 3, 2002, there were 21,566,746 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

        The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone.

        Subject to preferences that may be applicable to any then outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of us, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any then outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are, and all shares of common stock to be issued under this prospectus will be, fully paid and non-assessable.

Preferred Stock

        Our amended and restated certificate of incorporation provides that our Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of our company, which could have a depressive effect on the market price of our common stock. We have no present plan to issue any shares of preferred stock.

Warrants

        As of June 3, 2002, there are outstanding warrants to purchase an aggregate of 743,229 shares of our common stock. The exercise price of these warrants is $9.59 per share. Any of the outstanding warrants may be exercised by applying the value of a portion of the warrant, which is equal to the number of shares issuable under the warrant being exercised multiplied by the fair market value of the security receivable upon the exercise of the warrant, less the per share price, in lieu of payment of the exercise price per share. The warrants will expire in May 2009, unless earlier exercised. In the event of a merger or consolidation of us with or into another entity or the sale of all or substantially all of our assets, all unexercised warrants will be deemed net exercised on the date of the merger, consolidation or sale of assets. The shares issuable pursuant to the exercise of these warrants are part of this offering.

Registration Rights

        The holders, or their permitted transferees, of approximately 666,667 shares of our common stock, have rights with respect to the registration of such shares under the Securities Act. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders are entitled to notice of the registration and are entitled to include, at our expense, such shares therein. These holders have waived these registration rights in connection with this offering.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth all expenses payable by us in connection with the sale of the common stock being registered. All the amounts shown are estimates, except for the SEC registration fee and Nasdaq additional listing fee.

SEC registration fee	$2,370
Nasdaq additional listing fee	17,500
Printing and engraving expenses	2,000
Legal fees and expenses	25,000
Accounting fees and expenses	10,000
Transfer Agent and Registrar fees and expenses	2,500
Miscellaneous	5,630

Total	$65,000

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

        Under Section 145 of the Delaware General Corporation Law, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933.

        Our certificate of incorporation and by-laws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware and (ii) require us to indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the directors' duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of us or our stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the directors' duty to us or our stockholders when the director was aware or should have been aware of a risk of serious injury to us or our stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to us or our stockholders, for improper transactions between the director and us and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

        We have entered into indemnity agreements with each of our directors and executive officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred, including expenses of a derivative action, in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of Onyx or any of its affiliated enterprises, provided such person acted in good faith and in a manner such persons reasonably believed to be in, or not opposed to, the best interests of us and, with respect to any criminal proceeding, has no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.

        At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

        We maintain an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 16. EXHIBITS.

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT
5.1	Legal Opinion of Cooley Godward LLP.
10.39	Stock and Warrant Purchase Agreement, dated May 6, 2002.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of Cooley Godward LLP (see Exhibit 5.1).
24.1	Power of Attorney. See page II-5

ITEM 17. UNDERTAKINGS.

(a)
Rule 415 offerings.

The undersigned registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2)  That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
Filings incorporating subsequent Exchange Act documents by reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Registration Statement Permitted by Rule 430A

The undersigned Registrant hereby undertakes that:

        (1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h)under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
Incorporated annual and quarterly reports.

        The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 or Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h)
Request for acceleration of effective date.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Onyx's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of California on June 3, 2002.

ONYX PHARMACEUTICALS, INC.
By:	/s/ Hollings C. Renton
Hollings C. Renton Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hollings C. Renton and Marilyn E. Wortzman, his or her true and lawful agent, proxy and attorney-in-fact, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign, and file with the SEC any and all amendments (including post-effective amendments) to this registration statement filed pursuant to Rule 462(b) under the Securities Act together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement file pursuant to Rule 462(b) under the Securities Act, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hollings C. Renton Hollings C. Renton	Chairman of the Board, President and Chief Executive Officer (Principal Executive and Financial Officer)	June 3, 2002
/s/ Marilyn E. Wortzman Marilyn E. Wortzman	Controller (Principal Accounting Officer)	June 3, 2002
/s/ Wolf-Dieter Busse Wolf-Dieter Busse, Ph.D.	Director	June 3, 2002
/s/ Paul Goddard Paul Goddard, Ph.D.	Director	June 3, 2002
/s/ Magnus Lundberg Magnus Lundberg	Director	June 3, 2002
/s/ George A. Scangos George A. Scangos, Ph.D.	Director	June 3, 2002
/s/ Nicole Vitullo Nicole Vitullo	Director	June 3, 2002
/s/ Wendell D. Wierenga Wendell D. Wierenga, Ph.D.	Director	June 3, 2002

INDEX TO EXHIBITS

Exhibit Number	Description of Document
5.1	Opinion of Cooley Godward LLP.
10.39	Stock and Warrant Purchase Agreement, dated May 6, 2002
23.1	Consent of Ernst & Young LLP, independent auditors.
23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

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TABLE OF CONTENTS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
OVERVIEW
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
DESCRIPTION OF CAPITAL STOCK
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
  ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.
  ITEM 16. EXHIBITS.
  ITEM 17. UNDERTAKINGS.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS